CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen Municipal Trust:

We consent to the use of our reports dated July 24, 2006 for Evergreen High Grade Municipal Bond Fund and Evergreen Municipal Bond Fund, each a series of Evergreen Municipal Trust, included herein and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the Prospectus/Proxy Statement.

/s/ KPMG

Boston, Massachusetts

June 22, 2007